Exhibit 23.3

March 18, 2024

To: Ispire Technology Inc. (the “Company”)

19700 Magellan Drive

Los Angeles, CA 90502

Dear Sirs or Madams:

We understand that the Company has filed registration statement on Form S-1 (Registration No.: 333-276804, including all amendments or supplements thereto (the “Registration Statement”), with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Company’s proposed public offering of up to 1,602,564 shares of common stock (the “Common Stock”) of the Company and the proposed listing of the Common Stock on the NASDAQ Capital Market.

We hereby consent to the use of this letter in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our firm in such Registration Statement.

Yours faithfully,

/s/ Han Kun Law Offices
HAN KUN LAW OFFICES